Ex 5.1

NovoCure Limited Second Floor No. 4 The Forum Grenville Street St Helier Jersey JE2 4UF	D: +44 1534 514276
james.fox@ogier.com

[30] June 2025
Dear Sirs
NovoCure Limited (the Company) - Post-Effective Amendments to Registration Statements Related to the Registration of Shares under the US Securities Act of 1933, as amended (the Securities Act) – 2025 NovoCure Limited Employee Share Purchase Plan (the 2025 Plan)
1.Background
1.1In connection with the Post-Effective Amendment No. 2 to Registration Statements on Form S-8 (File Nos. 333-209854, 333-217619, 333-232896, 333-236862, 333-253499 and 333-277240) and Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-285300) (together, the Post-Effective Amendments) filed by the Company today with the Securities and Exchange Commission pursuant to the Securities Act, amending the registration statements set forth therein, (the Prior Registration Statements) you have asked us to furnish our opinion as to the legality of the securities being registered under the Prior Registration Statements, as amended by the Post-Effective Amendments. The Post-Effective Amendments relate to the registration by the Company under the Securities Act of the total number of ordinary shares of the Company that may be granted under the Company's 2025 Plan, consisting of up to 6,507,843 ordinary shares (reduced by any ordinary shares subject to awards granted under the NovoCure Limited Employee Share Purchase Plan (the Prior Plan) after June 30, 2025) (the Shares), all of which were available under the Prior Plan and which ceased to be available for future awards under the Prior Plan as of the effective date thereof (being 30 June 2025).

Ogier (Jersey) LLP 44 Esplanade St Helier Jersey JE4 9WG T +44 1534 514000 F +44 1534 514444 ogier.com	Partners Raulin Amy James Angus James Campbell Alexander Curry Richard Daggett Simon Dinning Katrina Edge Damian Evans James Fox Amy Garrod	Josephine Howe Jonathan Hughes Niamh Lalor Kate McCaffrey Edward Mackereth Bruce MacNeil Katharine Marshall Matt McManus Rebecca McNulty Steven Meiklejohn	Alexandra O'Grady Oliver Passmore Nathan Powell Sophie Reguengo Oliver Richardson Bruce Scott Henry Wickham Nicholas Williams

Registered as a limited liability partnership in Jersey. Registered number 99.	JERLAW-50121904.1

1.2In this opinion, "non-assessable" means, in relation to a Share, that the consideration for which the Company agreed to issue that Share has been paid in full to the Company, so that no further sum is payable to the Company by any holder of that Share in respect of the purchase price of that Share.
2.    Documents examined
2.1    For the purposes of giving this opinion, we have examined and relied upon such documents as we deem appropriate, including the following documents:

(a)the Post-Effective Amendments;

(b)the Company’s memorandum and articles of association in force as at the date hereof (the M&A);

(c)the 2025 Plan;

(d)a true copy of board minutes of a meeting of the board of directors of the Company held on 26 February 2025 at which the directors (among other things) approved or ratified the 2025 Plan;

(e)a true copy of the minutes of the 2025 annual general meeting of the shareholders of the Company held on 4 June 2025 at which the shareholders of the Company (among other things) approved the 2025 Plan;

(f)the Company’s certificate of incorporation;

(g)a consent to issue shares dated 1 January 2017 issued to the Company by the Jersey Financial Services Commission (the Commission) under the Control of Borrowing (Jersey) Order 1958, as amended (COBO) (the COBO Consent);

(h)a certificate signed by a director of the Company dated on or around the date of this opinion; and

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(i)a certificate signed by the company secretary of the Company dated on or around the date of this opinion.

2.2    For the purposes of this opinion, we have, with the Company's consent, relied upon certificates and other assurances of directors and other officers of the Company as to matters of fact, without having independently verified such factual matters.
3.    Assumptions
For the purposes of this opinion, we have assumed:
(a)the authenticity, accuracy, completeness and conformity to original documents of all copy documents, memoranda, extracts and certificates of officers of the Company examined by us;

(b)that the signatures on all documents examined by us are the genuine signatures of persons authorised to execute or certify such documents;

(c)the accuracy and completeness in every respect of all certificates of directors or other officers of the Company given to us for the purposes of giving this Opinion and that (where relevant) such certificates would be accurate if they have been given as of the date hereof;

(d)that the Company has received in full the consideration for which the Company agreed to issue the Shares;

(e)that in approving the Company's entry into the 2025 Plan and the transactions contemplated by it, the directors of the Company were acting in the best interests of the Company and for a proper purpose;

(f)a meeting of the Company’s board of directors (or a duly authorised committee thereof) has been, or will be, duly convened and held at which it was, or will be, resolved to allot and issue the Shares;

(g)all Shares will be allotted in accordance with the M&A and the 2025 Plan;

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(h)that words and phrases used in the Post-Effective Amendments have the same meaning and effect as they would if the Post-Effective Amendments were governed by Jersey law;

(i)that no other event occurs after the date hereof which would affect the opinions herein stated;

(j)that there is no provision of the law or regulation of any jurisdiction other than Jersey which would have any adverse implication in relation to the opinion expressed hereunder; and

(k)there have been no amendments to the COBO Consent.
4    Opinion
As a matter of Jersey law, and on the basis of and subject to the foregoing and the qualifications below, we are of the opinion that the Shares, when issued pursuant to the terms of the 2025 Plan, will be validly issued, fully paid and non-assessable.
5.    Qualifications
This Opinion is subject to the following qualification, namely that the obligations of the Company under, or in respect of, the Shares will be subject to any law from time to time in force relating to bankruptcy, insolvency, liquidation, reorganisation or administration or any other law or legal procedure affecting generally the enforcement of creditors' rights.
6.    Governing Law, Limitations, Benefit and Disclosure
6.1    This Opinion shall be governed by and construed in accordance with the laws of Jersey and is limited to the matters expressly stated herein.

6.2    This Opinion is limited to matters of Jersey law and practice as at the date hereof and we have made no investigation and express no opinion with respect to the law or practice of any other jurisdiction.

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6.3    We assume no obligation to advise you (to any other person who may rely on this Opinion in accordance with this paragraph), or undertake any investigations, as to any legal developments or factual matters arising after the date of the Opinion that might affect the opinions expressed herein.

6.4    We consent to the filing of a copy of this opinion as Exhibit 5.1 to the Post-Effective Amendments and to reference to us being made therein. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated by the US Securities and Exchange Commission under the Securities Act.

Yours faithfully

Ogier (Jersey) LLP

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